Exhibit 99.01

El Paso Electric www.epelectric.com

NEWS RELEASE

For Immediate Release	Date: March 15, 2004

Contacts:

Media:	Teresa Souza, 915-543-5823
Analysts:	Steve Busser, 915-543-5983; Rachelle Williams, 915-543-2257

Public Utility Commission of Texas Issues Ruling on

El Paso Electric Fuel Case

The Public Utility Commission of Texas (PUCT) has announced its decision regarding El Paso Electric Company’s (EE) petition to reconcile fuel costs for the period from January 1999 through December 2001 in PUCT Docket No. 26194.

At issue was EE’s request to recover an additional $15.8 million, before interest, from its Texas customers as a surcharge because of fuel undercollections from 1999 to 2001. In its open meeting on March 10, 2004, the PUCT disallowed approximately $4.5 million of Texas jurisdictional expenses, before interest, consisting primarily of (i) approximately $4.2 million of purchased power expense which the PUCT characterized as “imputed capacity charges,” and (ii) approximately $0.3 million in fees which were deemed to be administrative costs not recoverable as fuel. In addition, the PUCT deferred the recovery of a gas imbalance of $0.4 million to the next reconciliation period. The PUCT decided all other contested issues in favor of EE. The remainder of the undercollections, approximately $10.9 million, plus interest, were deemed fully recoverable fuel expenses.

The PUCT’s decision modifies the Proposal for Decision issued September 19, 2003 by the Administrative Law Judges (“ALJs”). The ALJs had recommended that $21.2 million of the Company’s purchased power expense should be disallowed as imputed capacity charges and not recovered from Texas jurisdictional customers. After a written order has been issued by the PUCT, the decision will be subject to appeal by various affected parties.

As a result of the PUCT’s decision for the 1999-2001 reconciliation period, EE recorded a charge of approximately $2.8 million, after tax, for the quarter ended December 31, 2003. This charge results in a reduction of net income for the quarter and year ended December 31, 2003 that was previously announced on February 17, 2004. As revised, net income for the year ended December 31, 2003 was $60.3 million, or $1.24 and $1.23 basic and diluted earnings per share, respectively. As revised, net income for the quarter ended December 31, 2003 was $2.3 million, or $0.05 basic and diluted earnings per share.

Although the PUCT has indicated its desire to conduct a generic rulemaking proceeding to determine a statewide policy for the appropriate pricing of capacity in purchased power contracts, EE believes that it has accounted for its purchased power costs during the reconciliation period beginning January 2002 in a manner consistent with the PUCT’s decision in Docket No. 26194. There can be no assurance, however, that EE will not have additional purchased power costs disallowed in the period beginning January 2002 if the PUCT adopts a different methodology in a subsequent rulemaking proceeding.

Conference Call

A conference call to discuss this press release is scheduled for 4 p.m. Eastern Time, March 15, 2004. The dial-in number is 888-455-9656 with a passcode of 2004. The conference leader will be Terry Bassham, Chief Financial and Administrative Officer of EE. A replay will run through March 29, 2004. The dial-in number for the replay is 888-568-0510 and a passcode is not required. The conference call will be webcast live on EE’s website found at http://www.epelectric.com and on http://www.streetevents.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers; (ii) determinations by regulators that may adversely affect EE’s ability to recover previously incurred fuel costs in rates; (iii) fluctuations in wholesale margins due to uncertainty in the wholesale power market; (iv) unanticipated increased costs associated with scheduled and unscheduled outages; (v) the cost of replacing steam generators for Palo Verde Units 1 and 3 and other costs at Palo Verde; (vi) the costs of legal defense and possible judgments which may accrue as the result of ongoing litigation arising out of the FERC investigation or any other regulatory proceeding; (vii) deregulation of the electric utility industry and (viii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

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El Paso Electric • P.O. Box 982 • El Paso, Texas 79960